STATE OF DELAWARE
             Office of the Secretary of State


     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF
DELAWARE,  DO  HEREBY CERTIFY THE ATTACHED IS  A  TRUE  AND
CORRECT   COPY   OF   THE  CERTIFICATE  OF   AMENDMENT   OF
"ELECTROSOURCE, INC.", FILED IN THIS OFFICE ON THE  TWENTY-
SECOND DAY OF JULY, A.D. 1996, AT 10 O'CLOCK A.M.
       A  CERTIFIED  COPY  OF  THIS  CERTIFICATE  HAS  BEEN
FORWARDED  TO  THE NEW CASTLE COUNTY RECORD  OF  DEEDS  FOR
RECORDING.





                                        /S/
                              Edward J. Freel, Secretary of
State

2128168  8100                 AUTHENTICATION:

960212217                                             DATE:
8035513

                                                  07-22-96


                    CERTIFICATE OF AMENDMENT
                             TO THE
              RESTATED CERTIFICATE OF INCORPORATION
                     OF ELECTROSOURCE, INC.

   Electrosource, Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

   1. That the Board of Directors of the Company duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of said corporation by a Unanimous Written Consent of Directors dated April 15, 1996, declaring said amendment to be advisable and calling for the consideration by the shareholders of the Company of such amendment at the annual meeting of the shareholders held on June 26, 1996. The resolutions setting forth the proposed amendment are as follows:

  Resolved, that the Board of Directors has determined that it is advisable that the Restated Certificate of Incorporation of the Company be amended to effect a reverse split having the effect of reclassifying each ten (10) shares of the Corporation's authorized and outstanding Common Stock, ten cents ($.10) par value, into one share of Common Stock, one dollar ($1.00) par value, without reducing the total number of authorized shares of Common Stock; and be it further

  Resolved, that the initial paragraph of Article Four of the Restated Certificate of Incorporation of the Company be amended to read in its entirety as follows:

      The total number of shares of all classes of stock that the Corporation shall have authority to issue shall be sixty million, (60,000,000), of which fifty million (50,000,000) shall be shares of Common Stock of the par value of One and no/100 Dollars ($1.00) each, and ten million (10,000,000) shall be shares of Preferred Stock of the par value of One and no/100 Dollars ($1.00) each. A description of the different classes of stock of the Corporation and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of such stock are as follows:

  Resolved,  that  the foregoing amendment be  considered  at
  the   next  annual  meeting  of  the  stockholders  of  the
  Company; and be it further

  Resolved, that upon the approval of the foregoing amendment by the stockholders of the Company, the officers of the Company shall file with the Secretary of State of Delaware a Certificate of Amendment to the Restated Certificate of Incorporation of the Company reflecting such amendment, which Certificate of Amendment may provide for an effective date later than the date of filing (but not later than ninety (90) days after such filing) to the extent that the same is necessary or desirable to effect the share exchange contemplated by the foregoing amendment.

  Resolved, that upon date specified for effectiveness in the Certificate of Amendment reflecting such amendment or, if no later date is specified therein, upon the filing of the
  Certificate of Amendment with the Secretary of State of Delaware following stockholder approval of such amendment (as applicable, the "Effective Time"), each ten (10) issued and outstanding shares of the Corporation's Common Stock, par value ten cents ($.10) per share (the "Old Common Stock"), shall be reclassified and changed into one (1) shares of Common Stock, par value One and No/100 Dollars ($1.00) per share (the "New Common Stock"), automatically and without any further action on the part of the Corporation or any of its stockholders. Each certificate representing shares of Old Common Stock issued and outstanding as of the Effective Time shall represent a number of shares of New Common Stock equal to the whole number of shares nearest to, but not exceeding, the number of shares of Old Common Stock represented by such certificate divided by ten (10). No scrip or fractional shares will be issued in connection with this reclassification, and instead each stockholder that would otherwise receive a fractional share due to the fact that the number of shares held of record by such stockholder is not evenly divisible by ten (10) shall receive on additional whole shares of New Common Stock in lieu of such fractional share.

   2. That thereafter such amendment was approved by the affirmative vote of holders of a majority of the outstanding stock entitled to vote thereon.

   3.   That  said amendment was duly adopted in accordance  with
section 242 of the General Corporation Law of the State of Delaware.

   4. That the effective time of such amendment shall be at the close of business July 22, 1996.

   IN  WITNESS  WHEREOF,  Electrosource, Inc.,  has  caused  this
Certificate to be signed by Michael G. Semmens, its President, and attested by Audrey T. Dearing, its Secretary, on this the 10th day of July 1996.

ELECTROSOURCE, INC.                ATTEST:

By:      /S/                                 /S/
        Michael  G.  Semmens,  President               Audrey  T.
Dearing, Secretary